Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 4, 2021
Contact:	Paul W. Nester
President and CEO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va. (August 4, 2021)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $610,840 or $0.07 per diluted share for the quarter ended June 30, 2021.  This compares to consolidated earnings of $1,206,578 or $0.15 per diluted share for the quarter ended June 30, 2020.  CEO Paul Nester stated, “We continue to experience customer growth and improved utility margins associated with infrastructure replacement programs.  The overall earnings decline was primarily attributable to the significantly lower non-cash MVP equity in earnings.”

Earnings for the twelve months ending June 30, 2021 were $9,772,285 or $1.19 per diluted share outstanding compared to $11,349,435 or $1.40 per diluted share for the twelve months ended June 30, 2020.  Nester attributed the earnings decline in trailing twelve-month net income to lower non-cash MVP equity in earnings, COVID-19 related bad debt expense, and one time maintenance investments in the fourth quarter of fiscal 2020.

RGC Resources, Inc. provides energy and related products and services through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Net income for the three months ended June 30, 2021 is not indicative of the results to be expected for the fiscal year ending September 30, 2021 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.  Net income for fiscal 2021 is expected to be lower than 2020.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and research and development activities.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve months ended June 30,
	2021	2020	2021	2020

Operating revenues	$14,048,846	$11,071,918	$71,599,814	$63,146,971
Operating expenses	12,506,513	9,736,255	58,275,744	49,239,011
Operating income	1,542,333	1,335,663	13,324,070	13,907,960
Equity in earnings of unconsolidated affiliate	133,864	1,205,574	2,813,371	4,470,184
Other income, net	130,186	52,556	855,965	638,345
Interest expense	1,000,238	986,203	4,017,308	4,093,103
Income before income taxes	806,145	1,607,590	12,976,098	14,923,386
Income tax expense	195,305	401,012	3,203,813	3,573,951

Net income	$610,840	$1,206,578	$9,772,285	$11,349,435

Net earnings per share of common stock:
Basic	$0.07	$0.15	$1.19	$1.40
Diluted	$0.07	$0.15	$1.19	$1.40

Cash dividends per common share	$0.185	$0.175	$0.730	$0.690

Weighted average number of common shares outstanding:
Basic	8,260,579	8,143,887	8,200,295	8,104,298
Diluted	8,273,203	8,159,324	8,213,716	8,129,737

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2021	2020
Current assets	$14,862,881	$12,545,512
Utility plant, net	207,993,519	194,049,965
Other assets	74,005,332	66,745,281

Total Assets	$296,861,732	$273,340,758

Liabilities and Stockholders’ Equity
Current liabilities	$21,605,817	$15,070,172
Long-term debt, net	123,151,387	116,346,967
Deferred credits and other liabilities	53,265,790	51,672,467
Total Liabilities	198,022,994	183,089,606
Stockholders’ Equity	98,838,738	90,251,152

Total Liabilities and Stockholders’ Equity	$296,861,732	$273,340,758